Exhibit 99.1

Company Contacts

Investors: Calvin Boyd

(248) 433-4527

email: calvin.boyd@pulte.com

Media: Mark Marymee

(248) 433-4648

email: mark.marymee@pulte.com

PULTE HOMES ADOPTS SHAREHOLDER RIGHTS PLAN

TO PRESERVE VALUE OF DEFERRED TAX ASSETS

Bloomfield Hills, Mich., March 5, 2009 – Pulte Homes (NYSE: PHM) announced today that its board of directors has adopted a shareholder rights plan to help preserve the value of certain deferred tax assets of Pulte Homes generated by net operating losses and other tax benefits under Section 382 of the Internal Revenue Code.

Pulte Homes’ ability to use its net operating losses and other tax benefits would be substantially limited by Section 382 if an “ownership change” occurred – generally, a greater than 50-percentage point change in ownership of securities by shareholders owning (or deemed to own under Section 382 of the Code) 5 percent or more of a corporation’s securities over a defined period of time. The rights plan was adopted to reduce the likelihood of an unintended “ownership change” occurring as a result of ordinary buying and selling of Pulte’s common shares.

In connection with the rights plan, Pulte Homes has declared a dividend of one preferred share purchase right for each of its common shares outstanding as of the close of business on March 16, 2009. After the rights plan takes effect today, any shareholder or group that acquires beneficial ownership of 4.9 percent or more of Pulte’s outstanding securities (an “acquiring person”) without the approval of Pulte’s board of directors would be subjected to significant dilution in its holdings. Certain related parties will not be considered acquiring persons and existing shareholders holding 4.9 percent or more of Pulte’s common shares will not be considered acquiring persons unless they acquire additional shares. In addition, in its discretion, the board of directors may exempt certain persons whose acquisition of securities is determined by the board not to jeopardize Pulte’s deferred tax assets and may also exempt certain transactions.

The rights plan was not adopted as an anti-takeover measure. The rights will expire on March 16, 2019 or earlier if (i) the board of directors determines the rights plan is no longer needed to preserve the deferred tax assets due to the implementation of legislative changes, (ii) the board of directors determines, at the beginning of a specified period, that no tax benefits may be carried forward, or

(iii) certain other events occur as described in the rights plan. Pulte Homes will file a copy of its rights plan with the Securities and Exchange Commission. This filing will contain additional information about the terms and conditions of the rights plan.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (1) adverse national and regional economic and business conditions, including further deterioration in the unemployment rate and the current downturn in the homebuilding industry; (2) interest rate changes and the availability of mortgage financing; (3) continued volatility and potential further deterioration in the debt and equity markets, which have adversely impacted the banking and mortgage finance industries, resulting in tightening of credit; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather-related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation and the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; (14) the potential loss of tax benefits if we have an “ownership change” under IRC Section 382; and (15) other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Pulte’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2008 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 49 markets and 25 states. During its 59-year history, the company has delivered more than 500,000 new homes. In 2008, Pulte Homes operations ranked highest in customer satisfaction in 11 U.S. markets, the most of any homebuilder, in the annual J.D. Power and Associates New-Home Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com